EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2015 FINANCIAL RESULTS

•                               Second quarter net revenues of $138.7 million and net income of $11.7 million, or $0.94 per diluted share, for the three months ended March 31, 2015, compared to net revenues of $115.4 million and net loss of $(1.2) million, or $(0.10) per diluted share, for the same period of fiscal 2014.

•                               Backlog of $220.4 million at March 31, 2015, an increase of 2.3% from $215.5 million at December 31, 2014.

•                               Capital investment in the first six months of fiscal 2015 of $22.7 million, with a forecast for capital spending and acquisitions in fiscal 2015 of $33.4 million including the LaPorte acquisition.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 7, 2015 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2015.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Haynes had strong revenue, margin and backlog performance in the second quarter as we saw near record volume in aerospace demand, excellent shipments of our niche, specialty-project applications and solid performance from our expanded tolling and enhanced tubular products business. Our focus on working with customers and the design-engineering community to develop new applications resulted in second quarter shipments of our proprietary materials into various chemical, oil & gas, consumer and other niche applications. Our recent capital investments designed to improve efficiency, increase capacity in very targeted areas and broaden our product and service capabilities are already providing an incremental benefit,” said Mark Comerford, President and Chief Executive Officer.  “Like others in the industry, we are faced with headwinds from lower commodity price levels and a strong U.S. dollar which we expect may challenge exports and the US manufacturing economy. We’re also keeping a watchful eye on the recent pull back on capital spending in the oil & gas industry which may impact demand in the entire specialty metals market. We’re very pleased with our higher revenue and margin levels achieved during the quarter, along with gains in the quality and value of our backlog, but as always, we’re very cautious about the near term issues facing the broader specialty materials industry.”

Quarter Results

Net Revenues.  Net revenues were $138.7 million in the second quarter of fiscal 2015, an increase of 20.2% from $115.4 million in the same period of fiscal 2014.  Volume was 5.9 million pounds in the second quarter of fiscal 2015, an increase of 4.3% from 5.7 million pounds in the same period of fiscal 2014.  The increase in volume is primarily due to the apparent end of the destocking in the aerospace market as well as solid project-type shipments in the other markets during the second quarter of fiscal 2015.  The product-sales average selling price was $22.29 per pound in the second quarter of fiscal 2015, an increase of 14.5% from $19.47 per pound in the same period of fiscal 2014.  The average selling price increased as a result of several factors, including the following: widespread price increases instituted in the second half of fiscal 2014, representing approximately $0.57 of the increase; change in product mix, representing approximately $2.44 of the increase, partially offset by lower raw material market prices, which represented approximately $0.19 per pound of a decrease.

Cost of Sales. Cost of sales was $110.9 million, or 79.9% of net revenues, in the second quarter of fiscal 2015 compared to $106.3 million, or 92.1% of net revenues, in the same period of fiscal 2014. Cost of sales in the second quarter of fiscal 2015 increased by $4.6 million as compared to the same period of fiscal 2014 due to higher volumes and a higher cost mix of products, offset by favorable absorption of manufacturing costs relative to the same period of fiscal 2014.

Gross Profit.                           As a result of the above factors, gross profit was $27.8 million for the second quarter of fiscal 2015, an increase of $18.8 million from the same period of fiscal 2014. Gross margin as a percentage of net revenue increased to 20.1% in the second quarter of fiscal 2015 as compared to 7.9% in the same period of fiscal 2014. The increase is primarily attributable to increased pricing and a more profitable mix of products sold in fiscal 2015.

Selling, General and Administrative Expense. Selling, general and administrative expense was $9.6 million for the second quarter of fiscal 2015, an increase of $0.1 million from the same period of fiscal 2014. The increase in expense was primarily driven by higher incentive compensation as compared to the second quarter of fiscal 2014, partially offset by foreign exchange gains. Selling, general and administrative expense as a percentage of net revenues decreased to 6.9% for the second quarter of fiscal 2015 compared to 8.2% for the same period of fiscal 2014.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.7% of revenue, for the second quarter of fiscal 2015, compared to $0.9 million, or 0.8% of revenue, in the same period of fiscal 2014.

Operating Income/(Loss). As a result of the above factors, operating income in the second quarter of fiscal 2015 was $17.3 million compared to an operating loss of $1.3 million in the same period of fiscal 2014.

Income Taxes. Income tax expense was $5.6 million in the second quarter of fiscal 2015, an increase of $5.6 million from a benefit of $0.1 million in the second quarter of fiscal 2014.  The effective tax rate for the second quarter of fiscal 2015 was 32.2%, compared to 4.7% in the same period of fiscal 2014.  The low effective tax rate last year was due to a discrete tax item in the second quarter of fiscal 2014 which decreased the tax benefit by $0.2 million.

Net Income/(Loss). As a result of the above factors, net income in the second quarter of fiscal 2015 was $11.7 million, an increase of $12.9 million from a net loss of $1.2 million in the same period of fiscal 2014.

Six Months Results

Net Revenues.  Net revenues were $249.4 million in the first six months of fiscal 2015, an increase of 19.3% from $209.1 million in the same period of fiscal 2014 due to increases in both volume and average selling price per pound.  Volume was 10.5 million pounds in the first six months of fiscal 2015, an increase of 4.5% from 10.0 million pounds in the same period of fiscal 2014.  The product-sales average selling price was $22.75 per pound in the first six months of fiscal 2015, an increase of 13.1% from $20.12 per pound in the same period of fiscal 2014.  Average selling price increased primarily due to a higher-value product mix, which represented approximately $1.70 of the increase. Widespread price increases were announced in the second half of fiscal 2014, which shipped in fiscal 2015, and represented approximately $0.66 of the increase. In addition, increased market prices for raw materials represented approximately $0.27 of the increase as the average price of raw materials, especially nickel, was slightly higher in the first six months of fiscal 2015 compared to the same period of fiscal 2014.

Cost of Sales. Cost of sales was $201.3 million, or 80.7% of net revenues, in the first six months of fiscal 2015 compared to $194.7 million, or 93.2% of net revenues, in the same period of fiscal 2014.  Cost of sales in the first six months of fiscal 2015 increased by $6.5 million as compared to the same period of fiscal 2014 primarily due to higher volume and a higher cost mix of products, offset by favorable absorption of manufacturing costs relative to the same period of fiscal 2014.

Gross Profit.                           As a result of the above factors, gross profit was $48.1 million for the first six months of fiscal 2015, an increase of $33.8 million, or 236.1%, from the same period of fiscal 2014. Gross profit as a percentage of net revenue was 19.3% in the first six months of fiscal 2015 as compared to 6.8% in the same period of fiscal 2014. The increase in gross profit as a percentage of net revenue is primarily attributable to increased average selling prices and increased volumes of higher-value products, including proprietary and specialty alloy products.

Selling, General and Administrative Expense. Selling, general and administrative expense during the first six months of fiscal 2015 decreased by approximately of $0.1 million, or 0.4%, from $19.4 million in the same period of fiscal 2014. Higher incentive compensation as compared to the prior year was offset by foreign currency gains.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.8% for the first six months of fiscal 2015 compared to 9.3% for the same period of fiscal 2014 primarily due to increased revenues.

Research and Technical Expense. Research and technical expense was $1.8 million, or 0.7% of revenue, for the first six months of fiscal 2015. Research and technical expense was $1.8 million, or 0.8% of net revenues, in the same period of fiscal 2014.

Operating Income / (Loss). As a result of the above factors, operating income in the first six months of fiscal 2015 was $26.9 million, compared to operating loss of $6.9 million in the same period of fiscal 2014. Operating income as a percentage of net revenue was 10.8% in the first six months of fiscal 2015.

Income Taxes. Income taxes expense was $8.9 million in the first six months of fiscal 2015, an increase of $11.0 million from an income tax benefit of $2.1 million provision in the same period of fiscal 2014.  The effective tax rate for the first six months of fiscal 2015 was 32.8%, compared to 31.1% in the same period of fiscal 2014.

Net Income / (Loss). As a result of the above factors, net income in the first six months of fiscal 2015 was $18.1 million, an increase of $22.8 million, from a net loss of $4.7 million in the same period of fiscal 2014.

Volumes, Competition and Pricing

Business conditions have improved from fiscal 2014. During the first half of fiscal 2014, the Company experienced reduced demand, increased price competition in commodity-type alloys and destocking in the supply chain as customers consumed excess inventory.  In the first half of fiscal 2015, the Company experienced higher aerospace volume as well as better pricing power and a stronger mix of high-value specialty and proprietary alloys in high-value product forms in the chemical processing and other markets. These circumstances contributed to an average selling price improvement for product sales of $2.63 per pound sold, a 13.1% improvement over the first six months of fiscal 2014.  The price increases that were announced in the second half of fiscal 2014 are also favorably impacting the first half of fiscal 2015.

The market price of nickel has been declining, which can cause customers to delay orders for the Company’s products in order to receive a lower price in the future.  In addition, the Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method.  This could negatively impact gross margins in the remainder of fiscal 2015.

Gross Profit Margin Trend Performance

During the second quarter of fiscal 2015, gross margins have continued to recover, from single digit margins in the comparable period last year to a 20.1% gross margin percentage in the second quarter of fiscal 2015. As mentioned above, better pricing power and a stronger mix of high-value specialty and proprietary alloys in high-value product forms contributed to this improvement. In addition, recovery of aerospace market volumes along with strong project business in specialty application also contributed to higher margins.

Backlog

Backlog was $220.4 million at March 31, 2015, an increase of approximately $4.9 million, or 2.3%, from $215.5 million at December 31, 2014. The backlog dollars increased during the second quarter of fiscal 2015 due to a 12.0% increase in the average selling price per pound, partially offset by an 8.7% decrease in pounds. The increase in average selling price per pound reflects a change in product mix to higher value products, primarily tubular products due to the increased capacity from the capital expansion.  The decrease in pounds is due to the shipping of some major projects in the second quarter.

Acquisition

On January 7, 2015, the Company acquired the assets and operations of Leveltek Processing, LLC located in LaPorte, Indiana for $14.6 million in cash.  The acquisition of the LaPorte assets provides the Company control of a significant portion of the sheet stretching, leveling, slitting and cut-to-length operations that were previously an outsourced function. Acquisition costs incurred were not significant. The goodwill recognized in connection with the Leveltek-LaPorte assets consists of the value associated with the addition of the stretching and leveling capabilities as well as increased capacity in slitting and cut-to-length operations to meet customer demand.  The complementary asset capabilities is expected to lead to operating cost synergies as well as expand the Company’s commercial offerings.

Capital Spending

The Company’s strategic capital investment projects that were announced in fiscal 2012 are substantially complete and resulted in expansions of flat product capacity in Kokomo, Indiana and tubular production capacity in Arcadia, Louisiana.  The Company has already begun to capture operating leverage on these investments, and management expects continued benefits as utilization ramps up on this new capacity. The forecast for capital investments in fiscal 2015 is approximately $18.8 million, including amounts spent to date, but excluding the acquisition of the Leveltek LaPorte assets, which were purchased for $14.6 million in January, 2015. The combined $33.4 million is our projected cash used in investing activities for fiscal 2015.

Liquidity

During the first six months of fiscal 2015, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At March 31, 2015, the Company had cash and cash equivalents of $32.2 million compared to cash and cash equivalents of $45.9 million at September 30, 2014. As of March 31, 2015, the Company had cash and cash equivalents of $8.5 million that was held by foreign subsidiaries in various currencies.

Net cash provided by operating activities was $15.5 million in the first six months of fiscal 2015 compared to cash provided by operating activities of $22.6 million in the first six months of fiscal 2014.  Items contributing to the difference included a $2.5 million increase in accounts payable and accrued expenses in the first six months of fiscal 2015 compared to a $22.6 million increase in the same period of fiscal 2014 and a $17.8 million increase in accounts receivable in the first six months of fiscal 2015 compared to a $4.3 million decrease in accounts receivable during the same period of fiscal 2014.  These changes were partially offset by a $22.8 million difference between net income of $18.1 million in fiscal 2015 compared to a net loss of $4.7 million in the same period of fiscal 2014 and a $0.9 million decrease in deferred income taxes in the first six months of fiscal 2015 compared to a $8.0 million decrease in the same period in fiscal 2014.  Net cash used in investing activities was $22.7 million in the first six months of fiscal 2015 compared to $24.3 million in the same period of fiscal 2014 as a result of the ramp-down of our capacity investments in tubular and flat rolled products, partially offset by the investment in the Leveltek-LaPorte operations of $14.6 million.  Net cash used in financing activities in the first six months of fiscal 2015 of $5.7 million included $5.5 million of dividend payments, in addition to cash used to repurchase treasury stock to satisfy payroll taxes owed as a result of restricted stock vesting.

The Company’s sources of liquidity for the remainder of fiscal 2015 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At March 31, 2015, the Company had cash of $32.2 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On May 7, 2015, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2015 to stockholders of record at the close of business on June 1, 2015. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.9 million on an annualized basis.

Guidance

The Company expects revenues and operating margins in the third quarter of fiscal 2015 to be lower than the second quarter of fiscal 2015, and above the third quarter of fiscal 2014.  This is attributable to success in shipping certain high-value orders in the second quarter of fiscal 2015 that were originally expected to be shipped in the third quarter of fiscal 2015.  In addition, the Company expects modest margin compression to arise in connection with the continued softness in raw material prices, principally nickel, which customarily results in lower average selling prices for the Company’s products.

Earnings Conference Call

The Company will host a conference call on Friday, May 8, 2015 to discuss its results for the second quarter of fiscal 2015.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 8, 2015	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 8th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, June 5, 2015. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Conference: 13607314

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2015 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2014.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31
	2014	2015	2014	2015

Net revenues	$115,350	$138,688	$209,050	$249,364
Cost of sales	106,286	110,851	194,736	201,256
Gross profit	9,064	27,837	14,314	48,108
Selling, general and administrative expense	9,482	9,619	19,438	19,355
Research and technical expense	885	926	1,763	1,813
Operating income (loss)	(1,303)	17,292	(6,887)	26,940
Interest income	(41)	(20)	(87)	(43)
Interest expense	21	16	39	32
Income (loss) before income taxes	(1,283)	17,296	(6,839)	26,951
Provision for (benefit from) income taxes	(60)	5,577	(2,124)	8,851
Net income (loss)	$(1,223)	$11,719	$(4,715)	$18,100
Net income (loss) per share:
Basic	$(0.10)	$0.94	$(0.38)	$1.45
Diluted	$(0.10)	$0.94	$(0.38)	$1.45

Dividend declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2014	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$45,871	$32,229
Accounts receivable, less allowance for doubtful accounts of $861 and $932, respectively	72,439	87,509
Inventories	254,027	254,390
Income taxes receivable	3,235	—
Deferred income taxes	6,297	9,361
Other current assets	2,964	3,935
Total current assets	384,833	387,424
Property, plant and equipment, net	174,083	179,881
Deferred income taxes—long term portion	44,639	40,950
Prepayments and deferred charges	2,031	1,711
Goodwill	—	4,789
Other intangible assets, net	5,185	7,044
Total assets	$610,771	$621,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,957	$40,868
Accrued expenses	13,213	14,947
Income taxes payable	—	1,134
Accrued pension and postretirement benefits	4,572	4,572
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,242	64,021
Long-term obligations (less current portion)	745	745
Deferred revenue (less current portion)	27,829	26,579
Accrued pension benefits	72,315	71,881
Accrued postretirement benefits	100,910	101,176
Total liabilities	264,041	264,402
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,434,748 and 12,467,498 shares issued, 12,418,471 and 12,446,000 shares outstanding at September 30, 2014 and March 31, 2015, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	242,387	243,418
Accumulated earnings	166,999	179,624
Treasury stock, 16,277 shares at September 30, 2014 and 21,498 shares at March 31, 2015	(840)	(1,091)
Accumulated other comprehensive loss	(61,828)	(64,566)
Total stockholders’ equity	346,730	357,397
Total liabilities and stockholders’ equity	$610,771	$621,799

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2014	2015
Cash flows from operating activities:
Net income (loss)	$(4,715)	$18,100
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,439	8,846
Amortization	208	241
Pension and post-retirement expense — U.S. and U.K.	5,223	6,420
Stock compensation expense	1,044	1,031
Excess tax benefit from option exercises and restricted stock vesting	(253)	—
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	(8,003)	(900)
Loss on disposition of property	29	142
Change in assets and liabilities:
Accounts receivable	4,272	(17,769)
Inventories	(4,267)	(3,042)
Other assets	(1,007)	(685)
Accounts payable and accrued expenses	22,568	2,516
Income taxes	5,133	4,451
Accrued pension and postretirement benefits	(3,817)	(2,605)
Net cash provided by operating activities	22,604	15,496

Cash flows from investing activities:
Additions to property, plant and equipment	(24,285)	(8,065)
Acquisition of Leveltek — LaPorte assets	—	(14,600)
Net cash used in investing activities	(24,285)	(22,665)

Cash flows from financing activities:
Dividends paid	(5,445)	(5,475)
Proceeds from exercise of stock options	813	—
Payment for purchase of treasury stock	(335)	(251)
Excess tax benefit from option exercises and restricted stock vesting	253	—
Net cash used in financing activities	(4,714)	(5,726)

Effect of exchange rates on cash	152	(747)
Increase (decrease) in cash and cash equivalents	(6,243)	(13,642)

Cash and cash equivalents, beginning of period	68,326	45,871
Cash and cash equivalents, end of period	$62,083	$32,229